UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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MISSION WEST PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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MISSION WEST PROPERTIES, INC.

10050 Bandley Drive
Cupertino, California 95014

Dear Stockholder,

You are cordially invited to attend the 2011 Annual Stockholders’ Meeting (the “Annual Meeting”) of MISSION WEST PROPERTIES, INC. (the “Company”) to be held on May 26, 2011, at 10:00 a.m., Pacific Time, at the Company’s principal executive offices at 10050 Bandley Drive, Cupertino, California 95014.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2011 Annual Stockholders’ Meeting and Proxy Statement.

On or about April 11, 2011, the Company’s Board of Directors expects to mail its stockholders either (i) a copy of the Company’s Proxy Statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access the Company’s proxy materials on the Internet.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and the Company encourages you to vote promptly. This will ensure your proper representation at the Annual Meeting. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding both methods of voting will be contained in the proxy card or Notice that you receive. If you submit proxy voting instructions over the Internet or by telephone or you complete, sign and mail a proxy card, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

                 Sincerely,

                                                                                                         Carl E. Berg
                 Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
 Mission West Properties, Inc.’s Annual Stockholders’ Meeting to be held on May 26, 2011.

Mission West Properties, Inc.’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are available free of charge at the following website: www.missionwest.com.

YOUR VOTE IS IMPORTANT.
PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

MISSION WEST PROPERTIES, INC.

10050 Bandley Drive
Cupertino, CA 95014

NOTICE OF 2011 ANNUAL STOCKHOLDERS’ MEETING
TO BE HELD MAY 26, 2011

To the Stockholders of Mission West Properties, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Stockholders’ Meeting (the “Annual Meeting”) of Mission West Properties, Inc., a Maryland corporation (the “Company”), will be held at the Company’s principal executive offices at 10050 Bandley Drive, Cupertino, California 95014 on May 26, 2011, at 10:00 a.m., Pacific Time,  for the following purposes:

1.
to elect five members of the Board of Directors to hold office until the next Annual Stockholders’ Meeting or until their respective successors have been elected and qualified. The nominees are Carl E. Berg, William A. Hasler, Lawrence B. Helzel, Raymond V. Marino and Martin S. Roher;

2.	to ratify the appointment of the accounting firm of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	to vote on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers;

4.	to recommend the frequency with which stockholders will vote on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers in future years; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2011, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such stockholders will be available for inspection at the principal office of the Company.

The Company generally is providing its stockholders access to its proxy materials over the Internet instead of mailing them. On or about April 11, 2011, the Company’s Board of Directors expects to mail to all stockholders whose shares are registered in the name of a nominee holding shares for a beneficial owner (i.e., “street name”) a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting and any adjournments or postponements thereof. On the date of mailing, the Company will make its Proxy Statement, including this Notice of Annual Meeting, the form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (collectively the “proxy materials”), publicly available on the Internet according to the instructions provided in the Notice.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials with the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials, including by requesting a printed copy of the proxy materials. The Notice also will instruct you as to how you may submit voting instructions for your proxy over the Internet.

In lieu of mailing the Notice, the Company will mail the complete set of proxy materials to all stockholders of record who are not nominees for beneficial owners.

All stockholders are cordially invited to attend the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even though the stockholder has returned a proxy previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

          BY ORDER OF THE BOARD OF DIRECTORS

          /s/ Raymond V. Marino
          Raymond V. Marino
          Corporate Secretary
Cupertino, California
April 8, 2011

MISSION WEST PROPERTIES, INC.
10050 Bandley Drive
Cupertino, California 95014
_____________________

PROXY STATEMENT
_____________________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Mission West Properties, Inc., a Maryland corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2011 Annual Stockholders’ Meeting (the “Annual Meeting”) to be held at 10050 Bandley Drive, Cupertino, California 95014 on May 26, 2011, at 10:00 a.m., Pacific Time, and any postponement or adjournments thereof.

On or about April 11, 2011, the Board expects to mail to all stockholders whose shares are registered in the name of a nominee holding shares for a beneficial owner a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by the Board for use at the Annual Meeting and any adjournments or postponements thereof.  On the date of mailing, the Company will make its Proxy Statement, the Notice of Annual Meeting, the form of proxy and its Annual Report on Form 10-K for the year ended December 31, 2010 (collectively the “proxy materials”), publicly available on the Internet according to the instructions provided in the Notice.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials with the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials, including by requesting a printed copy of the proxy materials. The Notice also will instruct you as to how you may submit voting instructions for your proxy over the Internet.

In lieu of mailing the Notice, the Board will mail the complete set of proxy materials to all stockholders of record who are not nominees for the beneficial owners.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or before the Annual Meeting, will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock, par value $.001 per share (“common stock”), is necessary to constitute a quorum at the Annual Meeting. Holders of common stock are entitled to one vote per share on all matters.

Assuming the presence of a quorum:

Proposal No. 1. The affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote is required to elect each of the directors, and the five nominees receiving the most votes will be elected to the Board.

Proposal No. 2. An affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is necessary to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year 2011 audit.

Proposal No. 3. The non-binding, advisory resolution to approve the compensation of the Company’s executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Proposal No. 4. The option for the frequency of non-binding, advisory votes on executive compensation that receives the highest number of votes cast on Proposal No. 4 will be considered by the Board to be the voting frequency preferred by stockholders.

 All proxies will be voted as specified on the proxy cards or electronic voting instructions submitted by stockholders as long as they are properly submitted in accordance with the Company’s voting procedures and are received by the Company before the close of voting at the Annual Meeting or any adjournment or postponement thereof. If no choice has been specified, a properly executed and timely proxy will be voted “FOR” Proposals No. 1, 2 and 3 and for the option of every “THREE YEARS” on Proposal No. 4, which proposals are described in detail elsewhere in this Proxy Statement.

To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder of record who is not a beneficial owner must mark, sign, and date the accompanying proxy card and mail it to the Company’s corporate office. A beneficial owner receiving the Notice may submit proxy voting instructions electronically by using the Internet and logging on to www.proxyvote.com and  following the instructions provided on the Notice, and if a beneficial owner requests and reviews the proxy materials in accordance with such instructions, the beneficial owner also may submit voting instructions by calling the toll free telephone number provided on the Notice, the available website, or the proxy card provided for beneficial owners. In addition, a beneficial owner may vote by submitting a properly completed and signed proxy card by mail, or by attending the Annual Meeting and voting in person.

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. The Company will tabulate stockholder votes submitted by proxies mailed to the Company by stockholders of record other than beneficial owners. An officer of the Company serving as the inspector of the election will tabulate votes cast in person at the Annual Meeting.

With respect to the tabulation of proxies for purposes of constituting a quorum at the Annual Meeting, abstentions and broker non-votes will be treated as present. Abstentions will not be counted as votes cast at the Annual Meeting with respect to any proposal and will have no effect on the result of the vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Under applicable rules, nominee brokers do not have discretion regarding Proposals No. 1, 3 and 4, and will not be taken into account in determining the result of the vote on any of these proposals. If the nominee broker properly and timely requests instructions from the beneficial owner and does not receive them, under applicable rules the broker has discretionary authority to vote only on routine matters such as the ratification of  the Company’s independent registered public accounting firm in Proposal No. 2.

The close of business on March 31, 2011, has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2011, the Company had 22,370,770 shares of common stock outstanding and entitled to vote at the Annual Meeting. There were 142 registered holders of the Company’s common stock as of March 31, 2011. Holders of common stock outstanding as of the close of business on the record date will be entitled to one vote for each share of common stock held.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and other electronic means, and personal solicitation by the directors, officers or employees of the Company.  No additional compensation will be paid to directors, officers or employees for such solicitation. The Company estimates that the cost of the proxy solicitation will be approximately $15,000.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation, requests for additional copies of the Annual Report and Proxy Statement, and related correspondence to: Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, California 95014, Attention: Corporate Secretary. Requests for additional copies of the Annual Report on Form 10-K for the year ended December 31, 2010, and Proxy Statement may also be made by calling the Company at (408) 725-0700.

DIRECTORS AND EXECUTIVE OFFICERS

The names of the Company’s executive officers and directors as of March 31, 2011, and certain information about them are set forth below:

Name	Age	Position with the Company
Carl E. Berg	73	Chairman of the Board, Chief Executive Officer and Director
William A. Hasler (1)	69	Director
Lawrence B. Helzel (1)	63	Director
Raymond V. Marino	52	President, Chief Operating Officer and Director
Wayne N. Pham	41	Vice President of Finance and Controller
Martin S. Roher (1)	61	Director

(1) Member of the Audit Committee, the Compensation Committee and the Independent Directors Committee.

The following is a biographical summary of the business experience of the Company’s executive officers and directors:

Carl E. Berg. Mr. Berg has served as Chairman of the Board and Chief Executive Officer of the Company since 1997. Since 1979, Mr. Berg has been a general partner of Berg & Berg Developers and has been a director and officer of Berg & Berg Enterprises, Inc. since its inception. Mr. Berg has been actively engaged in venture capital investments and currently serves as Chairman of the Board of Directors of Valence Technology, Inc. and Hancock Fabrics, Inc. and a director of MoSys, Inc. He has extensive experience servings on boards of directors. He brings outstanding leadership and vision to the Company and has over 40 years of experience in the Silicon Valley real estate industry in the acquisition, development, management, leasing and sale of office/R&D properties. Mr. Berg’s longstanding ties to the Silicon Valley, where all of the Company’s properties are located, provide him with a keen insight into the market and submarkets in which the Company manages and operates properties.

William A. Hasler. Mr. Hasler became a director of the Company in 1998. Mr. Hasler currently serves as a director of TOUSA, Inc., Ditech Networks, Inc., Globalstar, Inc. and Aviat Networks, Inc. He is a trustee of the Schwab Funds. He is also a board member of various private companies. Mr. Hasler previously served as Co-Chief Executive Officer and Vice Chairman of Aphton Corporation, Chairman of the Board of Directors of Solectron Corporation and a director of Genitope Corporation. For seven years, Mr. Hasler was Dean of the Haas School of Business at the University of California, Berkeley, and is a former Vice Chairman and director of KPMG LLP. In 1998, he retired as Dean Emeritus. Mr. Hasler is a member of the audit committee of various public and private companies. Mr. Hasler has extensive experience in Silicon Valley companies and is a substantial investor in industrial real estate. He brings valuable financials expertise, including extensive knowledge of accounting, auditing and investments in both public and private companies. Mr. Hasler also brings additional perspective based on his role as a director on other non-real estate companies, both public and private.

Lawrence B. Helzel. Mr. Helzel became a director of the Company in 1998.  He is a private investor and a general partner of Helzel Kirshman, L.P., a private investment partnership, a position which he has held since 1996. Mr. Helzel has been a councilmember for the city of Ketchum, Idaho since January 2008. He previously served as a member of the board of directors of Pacific Gateway Properties, Inc. From 1987 to 2000, he was a member of the Pacific Stock Exchange where he acquired extensive experience in financial derivatives. Since 2008, he has served on the finance committee at St. Luke’s Hospital Foundation. Mr. Helzel brings extensive knowledge of investments in both public and private companies.

Raymond V. Marino. Mr. Marino joined the Company in 2001 as President and Chief Operating Officer and was appointed by the Board to fill a newly created board seat in July 2001. From November 1996 to August 2000, he was President, Chief Executive Officer and a member of the board of directors of Pacific Gateway Properties, Inc. Mr. Marino has been an executive officer at the Company for almost ten years and brings an intimate knowledge of the Company’s day-to-day operations, which gives him a detailed understanding of the Company’s business strategy and operations. Mr. Marino’s accumulated knowledge and experience concerning the operations of publicly traded REITs allows him to provide valuable insights to the Board in its oversight of the Company’s REIT operations.

Wayne N. Pham. Mr. Pham joined the Company in 2000 as Controller and was promoted to Vice President of Finance soon thereafter. Mr. Pham started his career at AvalonBay Communities, Inc., a multi-family apartment REIT, in 1995 (formerly Bay Apartment Communities, Inc.). He was the Corporate Accountant and Accounting Manager from 1995 to 1999. Mr. Pham has over 15 years of experience in finance, accounting and other operating aspects of publicly traded REITs. Mr. Pham has been an executive officer at the Company for over 11 years.

Martin S. Roher. Mr. Roher became a director of the Company in 2008. Mr. Roher is the owner of MSR Capital Management, an independent, wholly-owned money management firm exclusively designed to manage funds for individual clients, which he founded in 1986. He previously served as a member of the board of directors of Pacific Gateway Properties, Inc. He was a securities analyst at Goldman, Sachs and Company, Neuberger, Berman and Company, and Montgomery Securities from 1974 to 1986. Mr. Roher has accumulated over 39 years of experience in investment management and securities analysis. He also has over 30 years of experience in private real estate investments. Mr. Roher brings extensive knowledge of finance and investments in both public and private companies, as well as his knowledge of the real estate industry.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that for all of 2010 Messrs. Hasler, Helzel and Roher were “independent,” as defined under Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market (the “NASDAQ”) and are independent as of the date of this proxy statement. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company also independently reviews the relationship of the Company to any entity for whom one of its directors is an employee or a member of the board of directors. The Board has determined that all director nominees, other than Messrs. Berg and Marino, are independent in accordance with the United States Securities and Exchange Commission (the "SEC") rules and regulations and the NASDAQ Marketplace Rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on the Board or its committees. The Audit Committee and the Compensation Committee are comprised solely of independent directors, and the nomination of directors for election at the Annual Meeting is approved by the Independent Directors Committee.

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all of its directors, officers and employees. The code of ethics is available on the Company’s website at www.missionwest.com. If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code to the Company’s Chief Executive Officer, President and Chief Operating Officer, Vice President of Finance and Controller, or persons performing similar functions, where such amendment or waiver is required to be disclosed under applicable SEC rules, the Company intends to disclose the nature of such amendment or waiver on its website.

Board Leadership Structure and Role in Risk Oversight

Mr. Carl E. Berg has served as Chairman of the Board and Chief Executive Officer since the Company’s formation in September 1997. The Board believes it is important to select its Chairman and the Company’s Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Berg to serve as both the Company’s Chairman and Chief Executive Officer because it demonstrates that the Company is under strong, unified leadership, with a single person developing and implementing strategic initiatives. Mr. Berg’s long tenure with the Company provides a stable leadership that is beneficial to the Company and its stockholders. In particular, the Board recognizes that, given Mr. Berg’s familiarity with the Company’s properties and day-to-day operations and his long-standing experience with the Company, it is valuable to have him lead Board discussions. The Company does not have a lead independent director. Rather, the three independent directors as a group fulfill the role of reviewing all proposed transactions that involve potential conflicts of interest, nominating directors (except for nominations reserved for the Berg Group under our organizational documents), and proposing matters for consideration or reviewing other actions by management for which independent review is required or considered appropriate. This is accomplished in their capacities as members of the Independent Directors Committee, Audit Committee and Compensation Committee. The Board and management view this level of independent director involvement as adequate given the nature of the Company and its business. In particular, due to the limited size of the Company’s operations and headcount, the well-defined nature of its business and operating results, and the relative infrequency of transactions (other than leases in the ordinary course of business) undertaken by the Company each year, the Company has not required more formal and extensive interaction, and the Board has not considered it necessary to date.

With respect to the Board’s role in the risk oversight of the Company, the Board has set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such Board prior approval. These cover transactions such as financings, property acquisitions, property dispositions, other investments and general corporate policies. Also, related party transactions are reviewed by the Independent Directors Committee.

Stockholder Communications with the Board of Directors

Stockholders who desire to communicate with the Board, or to a specific director, may do so by delivering the communication addressed to either the Board or any director, c/o Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, California 95014. These communications will be delivered to the Board, or any individual director, as specified.

Annual Meeting Attendance

The Board encourages each director to attend the Company’s annual meetings of stockholders, but attendance is not required.  Messrs. Berg, Marino and Roher attended the Company’s 2010 annual meeting of stockholders.

Number, Term and Election of Directors

The Company’s Bylaws currently provide for a board of directors consisting of five directors. Each director serves for a term of one year or until the next annual meeting at which directors are elected and the director’s successor is elected and qualified.

Designation of Certain Directors

Under the Company’s Articles of Amendment and Restatement, or its Charter, its Bylaws and contracts with the “Berg Group,” which consists of Carl E. Berg, Clyde J. Berg, the members of their respective immediate families, and affiliated entities owning limited partnership interests, or O.P. Units, in any of the Company’s four operating partnerships, the Berg Group has special rights with respect to meetings of the Board. A quorum for any meeting requires the presence of Carl E. Berg, or in the event of his death, disability or other event which results in his ceasing to be director, the presence of someone who Mr. Berg has designated to replace him (“Berg Designee”). With written consent from Mr. Berg or the Berg Designee, meetings of the Board may be held without the presence of either of them. Mr. Berg is obligated to submit a written statement identifying the Berg Designee to the Company from time to time and may amend the statement at his sole discretion. In addition, a majority of the Board, which must include Mr. Berg or the Berg Designee, is required for approval of any amendment to the Charter or Bylaws and any merger, consolidation or sale of all or substantially all of the Company’s assets or those of the Operating Partnerships. These special provisions will remain in effect as long as the Berg Group collectively owns at least 15% of the Company’s voting stock computed on a diluted, or “fully diluted,” basis taking into account all voting stock issuable upon the exercise of all outstanding warrants, options, convertible securities and other rights to acquire voting stock of the Company, and all O.P. Units exchangeable or redeemable for common stock or other voting stock of ours without regard to any percentage ownership limit set forth in the Charter or Bylaws, or by agreement.

Committees of the Board of Directors and Meetings

The Board has standing Independent Directors, Audit and Compensation Committees. All three of these committees had the same three members in 2010: William A. Hasler, Lawrence B. Helzel and Martin S. Roher.

The Independent Directors Committee is responsible for reviewing and acting upon proposed transactions between the Company and members of the Berg Group under the terms of certain agreements between the Company and such Berg Group members.  See “Transactions with Related Persons” below. Generally, the meetings of this committee occur at the same time as the Audit Committee meetings, unless a special meeting is required.

The Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The Audit Committee has the authority and responsibility to select, evaluate, and where appropriate, replace the Company’s independent registered public accounting firm. The Board has determined that Mr. Roher, the Chairman of the Audit Committee, and Mr. Hasler each as an "audit committee financial expert" in accordance with applicable SEC rules based upon their prior business experience as described above under “Directors and Executive Officers.” The Audit Committee also approves the scope of the services provided and reviews the annual audit fees to be paid to the Company’s independent registered public accounting firm, the performance of that firm, the audit report of the Company’s consolidated financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls.

The Board has delegated to the Compensation Committee responsibility for reviewing, recommending and approving its compensation policies and benefits programs, including the compensation of Carl E. Berg, Chairman of the Board and Chief Executive Officer, and the Company’s other two executive officers. The Compensation Committee also has the principal responsibility for the administration of the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), including approving stock option grants and awards to executive officers.

During 2010, there were four meetings of the Board of Directors, five meetings of the Audit Committee and one meeting of the Compensation Committee. During that period, each of the Company’s directors attended at least 75% of the meetings of the Board of Directors and each of its committees on which he served. The Board, Audit Committee and Compensation Committee also acted by unanimous written consent periodically during 2010. The Company’s policy is that directors should make every effort to attend all meetings of the Board of Directors, as well as the meetings of committees of which they are members. Members may attend such meetings by telephone, if necessary, to mitigate schedule conflicts.

Board of Directors Nominations and Other Stockholder Proposals

The Board does not believe that a separate nominating committee is necessary because all of the independent directors currently serve on the Independent Directors, Audit and Compensation Committees, and any additional committee of independent directors would consist of the same individuals. The Berg Group has the right to designate two nominees to the Board under the Company’s Charter and Bylaws. Currently, Mr. Berg and Mr. Marino are the two nominees proposed by the Berg Group. The three current independent directors, Messrs. Hasler, Helzel and Roher have been designated by the Board to review the qualifications of all other candidates for director and to give their recommendations to the entire Board, which reviews and approves nominations for election to the Board at the next annual stockholders’ meeting. The independent directors will give director candidates proposed by stockholders the same consideration as other proposed candidates.

When there is a need to identify or evaluate a prospective nominee, the Independent Directors Committee is authorized to undertake a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and/or discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, the Independent Directors Committee considers various factors that it considers necessary or appropriate, including the size and composition of the Board and its committees, the needs of the Board and its committees, the candidate’s education, expertise and business experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, the candidate’s ability to work in a collegial manner with persons of diverse educational, business and cultural backgrounds, and the candidate’s existing commitments. Upon completion of its review and evaluation, the Independent Directors Committee makes its recommendations to the Board regarding the candidate(s). After considering the Independent Directors Committee’s recommendations, the Board determines and approves which candidate(s) shall be nominated for election to the Board, subject to stockholder approval. The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Independent Directors Committee strives to create diversity in perspective, background and experience in the Board as a whole when identifying and selecting nominees for the Board.

In general, the Independent Directors Committee will consider candidates for nomination as director who are recommended by the Company’s stockholders and will not evaluate such candidates differently than other nominations for director. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2012 Annual Meeting” elsewhere in this proxy statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the Independent Directors Committee at the following address: Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, CA 95014, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Board. The stockholder must also provide the stockholder’s name and address as they appear on the Company’s books, the number of shares of Common Stock owned of record and beneficially by the stockholder, and such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Corporate Secretary will then forward this information to the Independent Directors Committee.

To date, the Company has neither rejected nor received any recommendations for any candidate from any stockholder or group of stockholders owning more than five percent of the Company’s common stock.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board was formed in December 1998 and currently is comprised of Messrs. Hasler, Helzel and Roher. None of these individuals were at any time during 2010, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Compensation of Directors

The Company pays each director who is not an employee of the Company an annual cash retainer for serving as director. The annual cash retainer is equal to $25,000 plus $1,500 for attendance (in person or by telephone) at each meeting of the Board of Directors, and $500 for attendance at each separate committee meeting. Employees who are also directors do not receive compensation for their services as directors.

Each non-employee member of the Board who became or becomes a member of the Board automatically receives a grant of an option to purchase 50,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock at the date of grant of such option upon joining the Board. The options become exercisable cumulatively with respect to 1/48th of the underlying shares on the first day of each month following the date of grant.  Generally, the options must be exercised while the optionee remains a director. All of the current directors received such an initial option grant.

Under the 2004 Plan, the Board may authorize annual option grants or awards to non-employee directors at the Board of Director’s discretion as long as the number of shares or equivalent number of underlying shares of common stock, in the case of certain awards, does not exceed 50,000 per year. Such option grants or awards become exercisable cumulatively with respect to 1/48th of the underlying shares on the first day of each month following the date of grant. Generally, stock options must be exercised while the optionee remains a director. In addition, the full Board, acting through a disinterested majority, may authorize additional shares to a director who performs significant additional tasks, such as chairing a Board committee, or otherwise provides extraordinary service to the Board. Under the 2004 Plan, in the event of certain acquisitions representing the transfer of more than 50% of the voting power of the Company’s stock, all options and awards to non-employee directors will fully vest upon the completion of the acquisition.

Although the Company considers option grants under the 2004 Plan to be an adequate form of long-term compensation for directors, to provide regular periodic compensation to the Company’s independent directors, each of the Company’s three non-employee directors has received an award of 45,000 dividend equivalent rights (“DER”). Each DER represents the right to receive payment of the dividend declared with respect to one share of common stock at the time the Company pays the dividend and continues in effect as to each recipient as long as he continues to serve on the Board.

The following table sets forth the compensation for each independent director for the year ended December 31, 2010.

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William A. Hasler	29,500	-	-	27,000	56,500
Lawrence B. Helzel	31,000	-	-	27,000	58,000
Martin S. Roher	31,000	-	-	27,000	58,000

(1)	No stock option awards were granted to any non-employee directors in 2010.
(2)	Represents the amount of dividends paid and accrued in 2010 on DER awards, as discussed above.

The following table sets forth all outstanding DER and option awards for each independent director as of December 31, 2010.

Director DER and Option Award Table
Director	Grant Date	# of DER	# of Options Granted	Exercise Price
William A. Hasler	04/27/2005	45,000	-	-
	04/27/2005	-	45,000	$10.00
	01/12/2007	-	45,000	$12.09
	01/01/2008	-	45,000	$9.51
	11/19/2008	-	45,000	$6.14
Lawrence B. Helzel	04/27/2005	45,000	-	-
	04/27/2005	-	45,000	$10.00
	01/12/2007	-	45,000	$12.09
	01/01/2008	-	45,000	$9.51
	11/19/2008	-	45,000	$6.14
Martin S. Roher	07/16/2008	45,000	-	-
	07/16/2008	-	45,000	$11.36
	11/19/2008	-	45,000	$6.14

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Discussion and Analysis explains the material elements of the Company’s compensation arrangements for its three executive officers, Carl E. Berg, Raymond V. Marino and Wayne N. Pham (the “Named Executive Officers”), for the fiscal year ended December 31, 2010.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. The Compensation Committee does not retain or rely on data provided by any independent compensation consultants regarding executive compensation. None of the Named Executive Officers is a member of the Compensation Committee. Mr. Berg, the Company’s Chief Executive Officer, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for the other Named Executive Officers. None of the other Named Executive Officers had any role in determining the compensation of any Named Executive Officers in 2010. Although Mr. Berg is a Named Executive Officer, in light of the Berg Group’s substantial financial interest in the Company, Mr. Berg never has received, and the Compensation Committee does not expect to pay him, incentive compensation of any kind.

Executive Compensation Program Overview and Objectives

In connection with the Compensation Committee’s responsibility of determining the compensation for the Named Executive Officers, the Compensation Committee seeks to:

•	attract, reward and retain highly qualified and motivated executives; and
•	ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

Executive Compensation Program Elements

The material elements of the Company’s current executive compensation program for the Named Executive Officers, other than Mr. Berg, include the following:

•	an annual cash base salary,
•	an annual cash incentive bonus opportunity (at the discretion of the Compensation Committee),
•	long-term equity incentive awards,
•	DERs, and
•	401(k) retirement benefits.

The Company believes that each executive compensation element helps it to achieve one or more of the Company’s compensation objectives.

Compensation decisions are approved by the Compensation Committee. The Company does not have a set date or period during the fiscal year as to when compensation decisions are made. The evaluations of the Named Executive Officers, not including Mr. Berg, are solely determined by the Compensation Committee at the recommendation of the Chief Executive Officer. Accordingly, the Compensation Committee makes all compensation decisions when necessary and appropriate during the year.

Base Salary

Each Named Executive Officer receives a base salary. In general, the amount of this salary is intended to provide the executive with a base level of annual income that is not contingent on the Company’s performance. However, Mr. Berg’s base salary was set in 1998 not long after the Berg Group acquired control of the Company and has not been modified since. Initial base salaries paid to the Company’s other executive officers are intended to recognize each individual’s scope of responsibilities, past accomplishments, fundamental skills and experience within the industry. The Compensation Committee may give different weight to each of these factors for each executive officer, as it deems appropriate. None of the Company’s Named Executive Officers have an employment agreement. The Company’s policy is to pay the Named Executive Officers’ base salaries in cash. The base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time, at its discretion, to recognize increases in responsibility, outstanding individual performance and promotions.

Mr. Marino and Mr. Pham’s duties and responsibilities remained unchanged from the previous year. They performed those duties as expected by the Board. The Compensation Committee believes that Mr. Marino and Mr. Pham are fairly compensated based on their level of experience, duties and responsibilities and taking into account their total compensation, including dividend equivalent rights and stock option grants. In addition, based on the Compensation Committee’s examination of other publicly traded companies within the real estate investment trust industry similar to the Company, both Mr. Marino and Mr. Pham are reasonably compensated. Following the recommendation of the Company’s Chairman and the committee members’ knowledge of industry compensation standards and reasonable judgment, the Compensation Committee determined that the base salaries of the Named Executive Officers should remain unchanged for 2010. Among other things, the Compensation Committee took into account the Company’s operating results, the Named Executive Officers’ specific duties and performance during the year, and general economic conditions for the industry and broader economy.

Annual Incentive Bonus

The Company does not have an incentive bonus program or other bonus plan. However, the Compensation Committee may decide to grant bonuses in its discretion for outstanding individual performance and contributions to the Company. No incentive bonus was awarded in 2010.

Long-Term Equity Incentive Awards

The objectives of the Company’s long-term equity incentive compensation program are to:

•	reward achievement over a multi-year period,
•	align the interests of executives with those of stockholders by focusing executives on the stockholder return performance of the Company, and
•	provide a retention mechanism through multi-year vesting.

The 2004 Plan allows for long-term equity incentive awards to executives and key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of stock option rights and other equity awards, including restricted stock, stock grants, restricted stock units, performance units, other stock-based compensation, including O.P. Units exchangeable for shares of common stock, and dividend equivalent rights. Generally, awards are granted in the form of options to purchase shares of common stock of the Company. The awards align the recipient’s interest with the interests of stockholders by providing him with an ownership interest in the Company and a stake in the Company’s success. The 2004 Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the grants. Each stock option award has a vesting period that is tied to each employee’s continued service to the Company.

Stock Option Grants

The Compensation Committee determines and approves all stock option grants and other equity awards to executive officers and has authorized the Company’s Chief Executive Officer to determine stock option grants and other equity awards for all other employees, subject to the Compensation Committee’s approval of total share allocations from the 2004 Plan. The Company’s policy has been to grant options to purchase shares upon hiring an executive and periodically thereafter as part of the annual performance reviews, presented to the Compensation Committee by Mr. Berg.  No options to purchase common stock have ever been granted to Mr. Berg, or any member of the Berg Group, under any compensation arrangement. In determining the initial size of stock option grants, the Compensation Committee considers the executive position with and responsibilities to the Company, potential for increased responsibility and promotion over the option term. In making additional option grants pursuant to performance reviews, the Compensation Committee bases its decision upon a subjective evaluation of the executive officers’ performance in meeting the Company’s corporate objectives. Generally, each stock option grant allows the executive officer to purchase shares of the Company’s common stock at a price per share equal to the market value on the date of grant, but the Compensation Committee has the power to grant options at a lower price if considered appropriate under the circumstances.

Each stock option grant generally becomes exercisable, or vests, in installments over time (typically monthly over four years), or contingent upon the executive’s continued employment with the Company. The stock option grants generally expire on the sixth anniversary of the grant date.

The Company has established a policy and procedure for stock option grants that includes the following principles:

•	the Compensation Committee determines and approves all stock option awards;
•	the grant date of stock option awards is always the date of the approval of the grants;
•	management has no control over selecting the date;
•	the exercise price of the stock options is equal to fair market value, which under the 2004 Plan is the closing price of a share of common stock on the date of grant on the NASDAQ Stock Exchange;
•	the maximum number of shares subject to option grants to an individual during the calendar year cannot exceed 500,000 shares under the 2004 Plan; and
•	stock option awards are promptly reported on Form 4 with the Securities and Exchange Commission for all Named Executive Officers.

The Company grants options infrequently at the Compensation Committee’s discretion. The Company does not have a policy providing for the coordination of option grants with the release of material non-public information.

In February 2010, the Compensation Committee approved and granted options to purchase 171,000 shares of common stock to Mr. Marino at an exercise price of $6.99 per share. 85,500 options vested immediately and the remaining 85,500 options vest monthly for 24 months. The options have a term of six years from date of grant. This option grant was approved by the Compensation Committee, based on several factors, including his individual performance, the number of expiring and out-of-the money stock option rights that he held, and the importance of continuing to align his performance with a focus on increasing stockholder value. The Compensation Committee believed that the new option grant would provide a meaningful long term incentive to Mr. Marino in light of the reduction in the Company’s stock price related to the downturn in the Silicon Valley economy in general and the pronounced impact of that decline on the office/R&D property leasing market.

Dividend Equivalent Rights

In April 2005, the Compensation Committee approved awards of 80,000 DERs to Mr. Marino and 20,000 DERs to Mr. Pham under the 2004 Plan. Each such DER represents the current right to receive the dividend paid on one share of the Company’s common stock when paid by the Company, for as long as the recipient remains employed by the Company. The DERs were awarded to enable these executives to participate in distributions to stockholders without having to exercise their stock options, which may not have significant value in the short run.

The dividend rate declared in 2010 was $0.60 per share of common stock. Consequently, in 2010, the Company paid $48,000 and $12,000 to Messrs. Marino and Pham, respectively, with respect to their DERs.

401(k) Retirement Benefits

The Company provides retirement benefits to all of its Named Executive Officers under the terms of its tax-qualified 401(k) defined contribution retirement plan. Each year the Company makes an automatic matching contribution on behalf of each participant equal to 15% of the participant’s compensation, regardless of whether the participant contributes to the plan. The Named Executive Officers participate in the plan on substantially the same terms as the Company’s other participating employees.

For 2010, the Company made 401(k) plan contributions in the amounts of $22,500, $36,750 and $22,500 for Messrs. Berg, Marino and Pham, respectively.

Tax Considerations

The Compensation Committee endeavors to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to the Company’s covered executive officers for the year ended December 31, 2010, that would be taken into account in determining a Section 162(m) limitation exceeded the $1 million limit. The Company’s 2004 Plan and awards to executives under that plan have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

The Compensation Committee of the Board of Directors:

William A. Hasler
Lawrence B. Helzel
Martin S. Roher

The Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for the Company’s Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Carl E. Berg (3)	2010	100,000	-	-	-	22,500	122,500
Chairman & Chief Executive Officer	2009	100,000	-	-	-	22,500	122,500
	2008	100,000	-	-	-	22,500	122,500

Raymond V. Marino	2010	250,000	-	-	73,363	84,750	408,113
President & Chief Operating Officer	2009	250,000	-	-	71,619	88,750	410,369
	2008	250,000	-	-	169,789	98,500	518,289

Wayne N. Pham	2010	138,000	-	-	-	34,500	172,500
Vice President of Finance & Controller	2009	138,000	-	-	-	35,800	173,800
	2008	138,000	-	-	104,242	38,980	281,222

(1)
The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to the Named Executive Officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. These amounts do not represent payments actually received by the Named Executive Officers. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the Company’s consolidated financial statements. The assumptions used to compute the grant date fair value of these options are set forth in Note 10 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
The amounts disclosed in the “All Other Compensation” column represent matching contributions to the Company’s defined contribution retirement plan (401(k) Plan) and payments received from DERs, which amounts are discussed above under “Compensation Discussion and Analysis.”

(3)	The compensation for Carl E. Berg in this table does not include payments received or made that are disclosed under Transactions with Related Persons.

Grants of Plan-Based Awards for 2010

The following table sets forth summary information regarding all grants of plan-based awards made to the Company’s Named Executive Officers during the year ended December 31, 2010.

Name	Grant Date	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
Raymond V. Marino	02/03/2010	171,000 (1)	$6.99	$73,363

(1)
This option award vests as follows: 85,500 shares vest immediately and 85,500 shares vest monthly for 24 months from the date of grant. These options have a term of six years from the date of grant, subject to continued employment with the Company.

(2)	This amount is the grant date fair value of the option awards calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding stock options held by the Named Executive Officers as of December 31, 2010.

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
Carl E. Berg	-	-	-	-

Raymond V. Marino	250,000	-	10.00 (2)	04/26/2011
	244,792	5,208	12.09 (3)	01/11/2013
	218,750	81,250	9.51 (4)	12/31/2013
	406,250	93,750	5.99 (5)	03/31/2015
	121,125	49,875	6.99 (6)	02/28/2016

Wayne N. Pham	100,000	-	10.00 (7)	04/26/2011
	97,917	2,083	12.09 (8)	01/11/2013
	98,438	36,562	9.51 (9)	12/31/2013
	154,688	70,312	6.14 (10)	11/18/2014

(1)	The exercise price for each of the stock option grants was based on the closing price of the Company’s common stock on the AMEX or NASDAQ on the date the Compensation Committee approved the grant.

(2)	Represents options to purchase 250,000 shares granted on April 27, 2005, which are 100% vested.

(3)	Represents options to purchase 250,000 shares granted on January 12, 2007, which vest and become exercisable as follows: approximately 2.08% of the total shares each month for 48 months.

(4)	Represents options to purchase 300,000 shares granted on January 1, 2008, which vest and become exercisable as follows: approximately 2.08% of the total shares each month for 48 months.

(5)
Represents options to purchase 500,000 shares granted on March 6, 2009, which vest and become exercisable as follows: 35% of the total number of shares on the date of grant, approximately 11.11% of 100,000 shares each month thereafter for nine months and approximately 2.78% of 225,000 shares each month for 36 months.

(6)
Represents options to purchase 171,000 shares granted on February 3, 2010, which vest and become exercisable as follows: 50% of the total number of shares on the date of grant and approximately 4.17% of the shares each month thereafter for 24 months.

(7)	Represents options to purchase 100,000 shares granted on April 27, 2005, which are 100% vested.

(8)	Represents options to purchase 100,000 shares granted on January 12, 2007, which vest and become exercisable as follows: approximately 2.08% of the total shares each month for 48 months.

(9)	Represents options to purchase 135,000 shares granted on January 1, 2008, which vest and become exercisable as follows: approximately 2.08% of the total shares each month for 48 months.

(10)
Represents options to purchase 225,000 shares granted on November 19, 2008, which vest and become exercisable as follows: approximately 16.67% of the total number of shares on the date of grant, approximately 2.78% of 112,500 shares each month thereafter for 36 months and approximately 2.08% of 75,000 shares each month for 48 months.

Option Exercises in Last Fiscal Year

There was no exercise of option awards by the Named Executive Officers during the year ended December 31, 2010.

Potential Payments upon Termination or a Change in Control

The Company does not have any employment agreements or any arrangements or commitments with regard to the payment of compensation upon termination of employment or a change in control of the Company with any of its Named Executive Officers.

Securities Authorized for Issuance under Equity Compensation Plan
Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,417,641	$8.79	1,084,535
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

The following table provides information as of December 31, 2010, regarding equity compensation plans approved by the Company’s security holders. The Company does not have any equity compensation plans that have not been approved by its security holders.

SHARE OWNERSHIP

The following table sets forth certain information as of March 31, 2011, concerning the ownership of common stock by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current member of the Board of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group.

The Company has relied on information supplied by its officers, directors and certain stockholders and information contained in filings with the SEC.

Name and Address(15)	Number of Shares of Common Stock Beneficially Owned(1)	Percent of All Shares of Common Stock	Number of O.P. Units	Percent of All Shares of Common Stock (Assuming Exchange of Holder’s O.P. Units)(2)	Percent of All Shares of Common Stock/O.P. Units(1)(2)
Named Executive Officers:
Carl E. Berg Chairman of the Board, Chief Executive Officer and Director	2,000,000	8.13%	43,114,597 (3)(10)	68.89%	42.85%
Raymond V. Marino President, Chief Operating Officer and Director	1,396,437 (4)	5.68%	-	5.68%	1.30%
Wayne N. Pham Vice President of Finance and Controller	505,625 (5)	2.06%	-	2.06%	*
Directors:
William A. Hasler, Director	180,875 (6)	*	-	*	*
Lawrence B. Helzel, Director	351,375 (7)	1.43%	-	1.43%	*
Martin S. Roher, Director	161,250 (8)	*	-	*	*
5% Stockholders:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,765,598 (12)	7.18%	-	7.18%	1.64%
Ingalls & Snyder, LLC 61 Broadway New York, NY 10006	2,501,987 (13)	10.17%	-	10.17%	2.33%
Integre Advisors, LLC 277 Park Avenue, 49th Floor New York, NY 10172	1,392,222 (14)	5.66%	-	5.66%	1.29%
Clyde J. Berg	-	*	43,478,470 (9)(10)	66.03%	41.30%
Berg & Berg Enterprises, Inc. (10)	-	*	10,789,383	32.54%	10.25%
Thelmer G. Aalgaard	-	*	1,849,505	7.64%	1.76%
All Directors and Officers as a group (6 persons)	4,595,562 (11)	18.69%	43,114,597 (3)	70.47%	44.38%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include securities which such person has the right to acquire within 60 days of March 31, 2011. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Common stock percentage ownership interest calculations are based on 22,370,770 shares outstanding as of March 31, 2011, and exclude all shares of common stock issuable upon the exercise of outstanding options other than the shares so issuable within 60 days under options held by the named person. Common stock/O.P. Units percentage ownership interest calculations are based on 105,286,035 shares of common stock and O.P. Units exchangeable for common stock as of March 31, 2011.

(2)
Assumes O.P. Units are exchanged for shares of common stock without regard to (i) whether such O.P. Units may be exchanged for shares of common stock within 60 days of March 31, 2011, and (ii) certain ownership limit provisions set forth in the Company’s Articles of Amendment and Restatement, including the overall ownership limit of 20% applicable to all members of the Berg Group by agreement with the Company.

(3)
Includes O.P. Units in which Mr. Carl E. Berg has a pecuniary interest because of his status as a limited partner in the operating partnerships. Also includes an additional 10,789,383, 196,428 and 169,131 shares of common stock held by or issuable on exchange of O.P. Units beneficially owned by Berg & Berg Enterprises, Inc., Berg & Berg Enterprises, LLC and West Coast Venture Capital, Inc., respectively. Mr. Berg disclaims beneficial interest in any shares or O.P. Units deemed beneficially owned by Kara Ann Berg, his adult daughter, and the 1981 Kara Ann Berg Trust.

(4)	Includes 1,326,437 shares of common stock subject to options exercisable within 60 days of March 31, 2011.

(5)	Includes 490,625 shares of common stock subject to options exercisable within 60 days of March 31, 2011.

(6)	Includes 166,875 shares of common stock subject to options exercisable within 60 days of March 31, 2011.

(7)	Includes 166,875 shares of common stock subject to options exercisable within 60 days of March 31, 2011.

(8)	Includes 71,250 shares of common stock subject to options exercisable within 60 days of March 31, 2011.

(9)
Includes O.P. Units in which Mr. Clyde J. Berg has a pecuniary interest because of his status as a limited partner in the operating partnerships. Also includes O.P. Units held by Mr. Berg as trustee of the 1981 Kara Ann Berg Trust and an additional 10,789,383 shares of common stock held by or issuable on exchange of O.P. Units beneficially owned by Berg & Berg Enterprises, Inc. This does not include any shares deemed beneficially owned by Sonya L. Berg and Sherri L. Berg, his adult daughters, as to which he disclaims beneficial ownership.

(10)
Carl E. Berg is an executive officer and director and Clyde J. Berg is a director of Berg & Berg Enterprises, Inc. With members of their immediate families, the Messrs. Berg beneficially own, directly and indirectly, all of the O.P. Units of Berg & Berg Enterprises, Inc. Amounts are reported separately based on the Schedule 13G/A filed on behalf of certain members of the Berg Group under common control reporting shared voting and dispositive power for 75,803,684 O.P. Units representing the right to acquire the same number of shares of common stock, subject to certain conditions, including ownership limits.

(11)	Current officers and directors include Carl E. Berg, Raymond V. Marino, Wayne N. Pham, William A. Hasler, Lawrence B. Helzel and Martin S. Roher. See Notes 3 through 8.

(12)
Represents the number of shares of common stock beneficially owned as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2011, by BlackRock, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company and has sole voting and dispositive powers for the number of shares of common stock listed above.

(13)
Represents the number of shares of common stock beneficially owned as reported on Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2011, by Ingalls & Snyder, LLC. The Schedule 13G/A indicates that the reporting entity is a registered broker dealer and investment adviser and has shared dispositive power for the number of shares of common stock listed above.

(14)
Represents the number of shares of common stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on January 13, 2011, by Integre Advisors, LLC. The Schedule 13G indicates that the reporting entity is an investment adviser and has sole voting and dispositive powers for the number of shares of common stock listed above.

(15)	Unless otherwise indicated, the address for each of the person listed is c/o Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, CA 95014.

Contractual and Other Control Arrangements

Special Board of Directors Voting Provisions. The Charter and Bylaws provide substantial control rights for the Berg Group. These rights include a requirement that Mr. Berg or his designee as director approve certain fundamental corporate actions, including amendments to the Charter and Bylaws and any merger, consolidation or sale of all or substantially all of the Company’s assets. In addition, the Bylaws provide that a quorum necessary to hold a valid meeting of the Board of Directors must include Mr. Berg or his designee. The rights described in the two preceding sentences apply only as long as the Berg Group members and their affiliates, other than the Company and the Operating Partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis. In addition, directors representing more than 75% of the entire Board must approve other significant transactions, such as incurring debt above certain amounts, acquiring assets and conducting business other than through the Operating Partnerships.

Board of Directors Representation. The Berg Group members have the right to designate two of the director nominees submitted by the Board to stockholders for election, as long as the Berg Group members and their affiliates, other than the Company and the Operating Partnerships, beneficially own, in the aggregate, at least 15% of the Company’s outstanding shares of common stock on a fully diluted basis. If the fully diluted ownership of the Berg Group members and their affiliates is less than 15% but is at least 10% of the common stock, the Berg Group members have the right to designate one of the director nominees submitted by the Board to stockholders for election. Its right to designate director nominees affords the Berg Group substantial control and influence over the management and direction of the Company.

Substantial Ownership Interest. The Berg Group currently owns O.P. Units representing approximately 72% of the equity interests in the operating partnerships. The O.P. Units may be converted into shares of common stock, subject to limitations set forth in the Charter (including an overall 20% ownership limitation for the Berg Group), and other agreements with the Berg Group. Upon conversion these shares would represent voting control of the Company. The Berg Group’s ability to exchange its O.P. Units for common stock permits it to exert substantial influence over the management and direction of the Company.

Limited Partner Approval Rights. Mr. Berg and other limited partners of the Operating Partnerships, including other members of the Berg Group, may restrict the Company’s operations and activities through rights provided under the terms of the Amended and Restated Agreement of Limited Partnership which governs each of the Operating Partnerships and the Company’s legal relationship to each Operating Partnership as its general partner. Matters requiring approval of the holders of a majority of the O.P. Units, which necessarily would include the Berg Group, include (i) the amendment, modification or termination of any of the Operating Partnership Agreements; (ii) the transfer of any general partnership interest in the Operating Partnerships, including, with certain exceptions, transfers attendant to any merger, consolidation or liquidation of the Company; (iii) the admission of any additional or substitute general partners in the Operating Partnerships; (iv) any other change of control of the Operating Partnerships; (v) a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee of any of the assets of the Operating Partnerships; and (vi) the institution of any bankruptcy proceeding for any Operating Partnership.

In addition, as long as the Berg Group members and their affiliates, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, the consent of the limited partners holding the right to vote a majority of the total number of O.P. Units outstanding is also required with respect to (i) the sale or other transfer of all or substantially all of the assets of the Operating Partnerships and certain mergers and business combinations resulting in the complete disposition of all O.P. Units; (ii) the issuance of limited partnership interests senior to the O.P. Units as to distributions, assets and voting; and (iii) the liquidation of the Operating Partnerships.

TRANSACTIONS WITH RELATED PERSONS

Property Acquisitions and Financial Transactions between the Company and the Berg Group

In the past, including fiscal year 2010, the Company has entered into agreements and engaged in transactions with Carl E. Berg, the Company’s Chief Executive Officer, Chairman and Director, and with other members of the Berg Group. The Company expects to enter into additional agreements and transactions with the Berg Group and Mr. Berg in the future. All such transactions and agreements must be approved for the Company by the Independent Directors Committee, as described above under “Corporate Governance.” The Independent Directors Committee is responsible for reviewing, evaluating and authorizing action with respect to any transaction between the Company and any member of the Berg Group.

Formation of the Company. Through a series of transactions in 1997 and 1998, the Company became the vehicle for substantially all of the Silicon Valley R&D property activities of the Berg Group, which includes Mr. Berg, his brother Clyde J. Berg, members of their families and a number of entities in which they have controlling or substantial ownership interests. The Company owns these former Berg Group properties, as well as the rest of its properties, through the Operating Partnerships, of which the Company is the sole general partner. Through various property acquisition agreements with the Berg Group, the Company has the right to purchase, on pre-negotiated terms, R&D and other types of office and light industrial properties that the Berg Group develops in the future in the states of California, Oregon and Washington the details of which are set forth above. Since September 1998, the Company has acquired a total of approximately 3,386,000 million rentable square feet of R&D buildings under the Berg Land Holdings Option Agreement and the Pending Projects Acquisition Agreement, both of which have expired. The total cost of these properties was approximately $510 million. The Company issued a total of 28,510,261 O.P. Units and assumed debt totaling approximately $232 million to acquire them. The last acquisition transaction with the Berg Group occurred in January 2008.

The following transactions with the Berg Group occurred or effected the Company’s operations or financial condition in fiscal year 2010:

Related Party Debt. As of December 31, 2010, debt in the amount of approximately $7.7 million was due the Berg Group under a mortgage note established May 15, 2000 in connection with the acquisition of a 50% interest in Hellyer Avenue Limited Partnership, the obligor under the mortgage note. The mortgage note bears interest at 7.65%, and is due in ten years with principal payments amortized over 20 years. In the fourth quarter of 2008, the Company and the Berg Group agreed to extend the loan maturity date to June 2013. Interest expense incurred in connection with the Berg Group mortgage note was approximately $0.6 million for the year ended December 31, 2010.

During 2010, the Company issued multiple short-term notes payable to the Berg Group in connection with quarterly dividend distributions. The interest rates on these notes were LIBOR plus 1.75%. The aggregate loan amount totaled approximately $53.0 million. In 2010, the Company repaid approximately $62.4 million to the Berg Group, which included accrued interest and the balance outstanding at December 31, 2009. For the year ended December 31, 2010, interest expense incurred in connection with those short-term notes payable was approximately $0.4 million.

If the Company is unable to repay its debt to the Berg Group when due, the Berg Group could take action to enforce the Company’s payment obligations. Potential actions by the Berg Group to enforce these obligations could result in the foreclosure in one or more of the Company’s properties and a reduction in the amount of cash distributions to its stockholders. In turn, if the Company fails to meet the minimum distributions test because of a loan default or another reason, it could lose its REIT classification for federal income tax purposes.

Transfer of Interest to Berg Group in Consolidated Joint Venture. In July 2000, the Hellyer Avenue Limited Partnership (“Hellyer LP”) was formally organized as a California limited partnership between Mission West Properties, L.P. (“MWP”), of which the Company is the managing general partner, and Republic Properties Corporation (“RPC”), an unaffiliated third party, as a general partner and limited partner. MWP was designated as the managing general partner of Hellyer LP. For a 50% ownership interest in Hellyer LP, RPC agreed to cause Stellex Microwave Systems, Inc. (“Stellex”) to provide a 15-year lease on an approximate 160,000 square foot R&D building to be constructed by Berg & Berg Enterprises, Inc. (“BBE”) on land owned by another Berg Group member.

As part of the transaction, MWP acquired the underlying land pursuant to the Berg Land Holdings Option Agreement for a price of $5.7 million by issuing 659,223 O.P. Units to the Berg Group entity that owned the property. Further, under the terms of the Hellyer LP partnership agreement MWP then contributed the land to the partnership at an agreed value of $9.6 million which amount was to be amortized and paid to MWP in the form of income and cash flow preferences. The transaction was reviewed and approved by the Independent Directors Committee.

In connection with the transaction, BBE built and paid for all improvements on the land. The total cost of the R&D building, exclusive of specified tenant improvements obligations, was approximately $11.4 million. Hellyer LP issued a note for the amount of those construction costs to BBE, which note was secured by the buildings.

Because RPC’s interest in Hellyer LP was attributable solely to its commitment to obtain Stellex as a tenant for the property, the partnership agreement provided that if a payment default occurred within the first five years of the Stellex lease, RPC would lose 100% of its interest in the partnership, and if a payment default occurred during the second five year period under the lease, RPC would lose 50% of its interest in Hellyer LP.

Pursuant to RPC’s commitment to Hellyer LP, Stellex executed a lease agreement obligating Stellex, among other things, to pay monthly rent starting at $1.60 per square foot on a triple net basis for 15 years and to reimburse BBE for the tenant improvement obligations, which ultimately totaled approximately $10.5 million. Under the lease terms, Stellex was obligated to reimburse BBE in full for the tenant improvement costs no later than August 25, 2000. Several days before the due date, representatives of Stellex met with representatives of the Company and informed them that Stellex could not pay the balance due BBE. Stellex requested the Company immediately to draw down the letter of credit as a result of a default on the tenant improvement payment required under the lease.

On September 1, 2000, MWP, as the general partner of Hellyer LP, ceased all allocations of income and cash flow to RPC and exercised the right under the partnership agreement to cancel RPC’s entire interest in the partnership. Following discussions with and approval by the Independent Directors Committee, the Company authorized the transfer of RPC’s interest in Hellyer LP to BBE.  Under the Berg Land Holdings Option Agreement and the Acquisition Agreement dated as of May 14, 1998, the Independent Directors Committee had the right, but not the obligation, to reacquire the property interest and the related distributions related to the property interest at any time. The transfer was effective as of September 1, 2000.

Stellex filed for bankruptcy protection on September 12, 2000. On November 20, 2000, RPC filed suit in the Circuit Court of Maryland for Baltimore City to recover past distributions and its interest in the Hellyer LP., and the Company counter-sued on behalf of MWP and itself in the Superior Court of California for the County of Santa Clara in February 2001. In January 2002, Stellex was acquired through its bankruptcy proceeding by a division of Tyco Corporation. In connection with the acquisition of Stellex, the purchaser assumed the lease with Hellyer LP, agreed to comply with all terms of the lease and reimbursed BBE for the tenant improvements, as required under the lease agreement and the Bankruptcy Court order.

Since the inception of Hellyer LP, the Company has accounted for the properties owned by the partnership on a consolidated basis, with reductions for the noncontrolling interest held by the noncontrolling partner (first RPC and then BBE). In each period, the Company has accrued amounts payable by Hellyer LP to the noncontrolling interest partner, including BBE, prior to payment. Through December 31, 2010, accumulated cash flow distributions from Hellyer LP totaling approximately $7.4 million were accrued, of which $7.4 million was distributed to BBE, which has been classified on the Company’s consolidated balance sheets as an account receivable from BBE with an offsetting account payable to BBE. The Company did not object to that proposed classification.

On November 20, 2000, RPC commenced a lawsuit against MWP in the Circuit Court of Maryland for Baltimore City. After lengthy litigation, which included a trial on the merits and subsequent appeals, in April 2006, Maryland's highest court upheld an earlier Maryland Appeals Court ruling in favor of MWP, finding that the Circuit Court of Maryland could not assert personal jurisdiction over MWP in the RPC suit. The court vacated the judgment and decision in the trial court and dismissed the entire Maryland suit. In February 2001, while the Maryland case was pending, MWP filed a suit against RPC in the Superior Court of the State of California for the County of Santa Clara, Case No. CV 796249. The case was stayed pending resolution of the Maryland case, and the Company dismissed its suit on March 4, 2005. In April 2005, RPC submitted a motion asking the Superior court to reinstate the case, which the court granted on May 25, 2005, and which ultimately was sustained. The case was tried in February 2009. In June 2009, the superior court issued a tentative decision that concluded RPC is a partner in the Hellyer LP. Because RPC’s interest in the Hellyer LP was transferred to BBE and past distributions from profits were paid to BBE, the Company accrued approximately $1.0 million in interest receivable due from BBE. The $1.0 million interest income accrual was calculated at an interest rate of LIBOR plus 1.25%. In September 2009, the superior court issued a final decision and entry of judgment in favor of RPC. The Company has filed an appeal. In October 2009, the Company deposited with the clerk of the Santa Clara County Superior Court a check in the amount of approximately $14.0 million. Of this amount, $9.3 million represents the amount owed to RPC and $4.7 million represents a deposit to appeal the court’s final decision in the litigation. The Company filed its appeal of the judgment in the Superior court case in December 2009. Pending the outcome of the appeal, the Company has accrued approximately $3.9 million in interest on the amount of past distributions that would be payable to RPC by Hellyer LP based on the amount of judgment at the legal rate of interest of 10%.

The Independent Directors Committee of the Board has exercised the right to acquire on behalf of the Company the former RPC interest and related distributions from BBE under the terms of the Berg Land Holdings Option Agreement between the Company and the Berg Group if the litigation is ultimately decided in favor of the Company.

Berg Commitment to Complete Future Improvements and Building in Connection with Certain Acquisitions from the Berg Group under the Berg Land Holdings Option Agreement. The Berg Group has an approximately $7.5 million commitment to complete an approximately 75,000 to 90,000 rentable square foot building in connection with the Company’s 2001 acquisition of 245 Caspian in Sunnyvale, CA, which consisted of approximately three acres of unimproved land zoned for commercial development. The Berg Group plans to satisfy this commitment to construct a building when requested by the Company following the approval of the Independent Directors Committee.

Berg Controlled Entities have Financial Interests in Certain Tenants that Lease Space from the Company. During the year ended December 31, 2010, Carl E. Berg or entities controlled by Mr. Berg held financial interests in several companies that lease space from the operating partnerships, which include companies where Mr. Berg has a greater than 10% ownership interest. These related tenants contributed approximately $1.1 million in rental revenue for the year ended December 31, 2010.

Leasing and Overhead Reimbursements Provided by Berg Controlled Entity. The Company currently leases office space owned by Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg and Clyde J. Berg.  Rental amounts and overhead reimbursements paid to Berg & Berg Enterprises, Inc. were approximately $0.1 million for the year ended December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent holders were complied with on time.

AUDIT COMMITTEE REPORT

The Board of Directors adopted an amended Audit Committee Charter on April 28, 2004, which sets forth the responsibilities of the Audit Committee. The Company notes, however, that management has primary responsibility for its consolidated financial statements and the overall financial reporting process, including its system of internal controls. Furthermore, the Company’s independent registered public accounting firm audits management’s assessment of the effectiveness of internal control over financial reporting and the consolidated financial statements prepared by management, expresses an opinion on whether those consolidated financial statements fairly present the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discusses with the Audit Committee any issues they believe should be raised with the Company.

The Audit Committee has a charter. A current copy of the Audit Committee charter is available to stockholders in the “Corporate Governance” section of the Company’s Web site at www.missionwest.com.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2010 and management’s assessment of the effectiveness of internal control over financial reporting with management and the Company’s independent registered public accounting firm, Burr Pilger Mayer, Inc. (“BPM”). The Audit Committee has discussed with BPM matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. BPM has provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and the Audit Committee has discussed BPM’s independence with members of that firm.

Based on the discussions with BPM concerning the audits, the independence discussions, the consolidated financial statements review and such other matters deemed relevant and appropriate by the Audit Committee, the Company recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, be included in its 2010 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:

William A. Hasler
Lawrence B. Helzel
Martin S. Roher, Chairman

The Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, five directors (constituting the entire Board of Directors) are to be elected to serve until the next annual stockholders’ meeting and until each director’s successor is elected and qualified, or until the death, resignation or removal of such director. There are five nominees.

NOMINEES

Set forth below is information regarding the nominees for election to the Board of Directors:

Name	Position(s) with the Company	First Elected Director
Carl E. Berg	Chairman of the Board, Chief Executive Officer and Director	1997
William A. Hasler	Director	1998
Lawrence B. Helzel	Director	1998
Raymond V. Marino	President, Chief Operating Officer and Director	2001
Martin S. Roher	Director	2008

In accordance with the Company’s Bylaws, it is a qualification of two directors that they be nominated by the Berg Group and that one such director be Carl E. Berg, or the Berg Designee as long as the Berg Group and its affiliates (other than the Company and the Operating Partnership) own at least 15% of the fully diluted number of shares. The Company has been advised by Mr. Berg, who represents the Berg Group, that he will be the only Berg Group nominee for election at this meeting.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election as directors of such nominees. Each person nominated has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.

The Board of Directors unanimously recommends a vote “FOR” the election of all of the nominees named above for director.

PROPOSAL NO. 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2011. The Board of Directors proposes that the stockholders ratify this appointment.

In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s best interests.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Burr Pilger Mayer, Inc. for professional services rendered with respect to 2010 and 2009 fiscal years are as follows:

Burr Pilger Mayer, Inc.	2010	2009
Audit Fees (1)	$303,080	$302,446

(1)
Includes the aggregate fees billed for the audit of the Company’s consolidated financial statements, the audit of internal controls and related management assessment of internal controls and reviews of the interim consolidated financial statements included in quarterly reports.

There were no other audit related, tax or other fees or any fees for non-audit services accrued by or billed to the Company by Burr Pilger Mayer, Inc. in 2010 and 2009.

The Audit Committee pre-approves all annual audit engagement services and fees and all fees for non-audit services (other than non-audit services that are de minimus within the meaning of section 10A(i)(l)(B) of the Securities Exchange Act and non-audit services that the independent accountants are prohibited from providing to the Company). The Audit Committee requires the independent accountants to submit a detailed proposal and budget for each engagement prior to the commencement of the engagement.  Additional services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee to whom pre-approval authority has been delegated. All services of the independent registered public accountants relating to review and attestation of internal controls and procedures are pursuant to section 404 of the Sarbanes Oxley Act.

There were no fees paid to independent accountants in the past three fiscal years that were for non-audit services that the Audit Committee or Chairman did not pre-approve.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Burr Pilger Mayer, Inc. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) allows the Company’s stockholders to vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of its Named Executive Officers. The Company seeks your non-binding, advisory vote and requests that you support the compensation of its Named Executive Officers as reported in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company has designed its executive compensation program to attract and retain the highest quality and experienced executive officers and build value for its stockholders.

This proposal, also known as a "say-on-pay" proposal, gives the Company’s stockholders the opportunity to express their views on its Named Executive Officers’ compensation. This vote is intended to address the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board of Directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and cast a vote to approve the Company’s executive compensation programs. In accordance with the requirements of Section 14A of the Exchange Act, the Board of Directors is asking you to approve the following non-binding, advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables, is hereby approved, on a non-binding, advisory basis, by the Company’s stockholders.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The stockholders’ advisory vote will not overrule any decision made by the Board of Directors or the committee or create or imply any additional fiduciary duty by the Company’s directors. The Company’s Board of Directors and Compensation Committee value the opinions of its stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, it will carefully review and consider its stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “FOR” the approval of Proposal No. 3.

PROPOSAL NO. 4: ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s stockholders to indicate how frequently it should seek a non-binding, advisory “say-on-pay” vote on the compensation of its Named Executive Officers. By voting on Proposal No. 4, stockholders may indicate whether they would prefer an advisory “say-on-pay” vote on Named Executive Officer compensation once every three years, two years or one year.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company because the Company’s executive compensation programs do not change materially from year to year. Therefore, the Board of Directors believes that an advisory vote on executive compensation once every three years will give stockholders a meaningfully appropriate period in which to evaluate and opine on the reasonableness and effectiveness of the Company’s executive compensation.

Please mark on the Proxy Card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as either: every three years, two years or one year, or you may abstain from voting.

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The Board of Directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, it may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

The Board of Directors unanimously recommends a vote for every “THREE YEARS” on Proposal No. 4.

Stockholder Proposals for 2012 Annual Meeting

To be considered for inclusion in the Company’s proxy card and proxy statement relating to the 2012 Annual Stockholders’ Meeting, proposals subject to SEC Rule 14a-8 must be received at the Company’s principal office no later than January 27, 2012.

In addition, if you desire to bring other business, including director nominations, for the 2011 Annual Meeting that will not be included in the Company’s proxy card and proxy statement, your notice must be delivered to the Company no earlier than February 26, 2012, and no later than March 27, 2012.

For additional requirements, a stockholder should refer to the Company’s Bylaws, Article II, Section 12, "Nominations and Proposals by Stockholders," a current copy of which may be obtained from the Company’s Secretary.  If the Company does not receive timely notice pursuant to the Company’s Bylaws, any proposal will be excluded from consideration at the 2012 Annual Meeting.

All stockholder proposals should be addressed to the attention of the Secretary at the principal office of the Company.

Other Matters

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

            BY ORDER OF THE BOARD OF DIRECTORS

            /s/ Raymond V. Marino
             Raymond V. Marino
             Corporate Secretary

Cupertino, California
April 8, 2011